Exhibit 99.1

News Release
Sunoco LP Announces Real Estate Portfolio Strategy
DALLAS, January 18, 2017 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) announced today that the Partnership has retained NRC Realty & Capital Advisors, LLC (“NRC”) to assist with strategic alternatives for more than 100 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate.

Properties are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia.

The properties will be sold through a sealed-bid sale in a ‘buy one, some or all’ format with bids due on March 7, 2017, for the operating sites and on April 4, 2017 for the surplus properties. The Partnership will review all bids before divesting any assets.

Information about the sale and a list of available sites can be obtained by visiting the NRC website at www.nrc.com/1702 or calling NRC at 800-747-3342 ext. 1701. Due diligence information on each property will also be available through the NRC website approximately 30 days prior to each sealed bid deadline.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,345 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

About NRC Realty & Capital Advisors LLC
NRC Realty & Capital Advisors, LLC provides a full array of real estate and financial advisory services to the convenience store and petroleum industries and specializes in the accelerated sale of commercial real estate. NRC’s breadth of experience in the convenience store arena includes portfolio evaluation and analysis; refinancing, recapitalization & sale-leaseback financing options; and merger and acquisition advisory services. Since its inception in 1989, NRC has sold more than 15,000 properties. Clients include globally recognized companies in a variety of industries, including petroleum (Sunoco, BP and Shell), convenience stores (7-Eleven, CST Brands and Circle K), financial institutions (GE Capital, StanCorp Mortgage Investors and Fifth Third Bank) and industrial (YRC Worldwide). For more information, visit www.nrc.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Sunoco LP Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com

Jeff Shields, Manager - External Communications
(215) 977-6056, jeff.shields@sunoco.com
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